Exhibit 99.1

NEWS RELEASE

Contact:

MQ Associates, Inc.

Todd E. Andrews

Chief Financial Officer

(770) 300-0101

MQ ASSOCIATES, INC. ANNOUNCES RESULTS

FOR THE SECOND QUARTER

AND SIX MONTHS ENDED JUNE 30, 2007

ALPHARETTA, GEORGIA, AUGUST 14, 2007 — MQ Associates, Inc. (“MedQuest”), a leading national provider of diagnostic imaging services, today announced its results for the second quarter and six months ended June 30, 2007.

Net revenue was $63.8 million for the second quarter 2007, representing a decrease of $5.3 million, or 7.6%, from net revenue of $69.1 million for the second quarter 2006. Net revenue was $126.7 million for the six months ended June 30, 2007, representing a decrease of $14.1 million, or 10.0%, from net revenue of $140.8 million for the six months ended June 30, 2006. For the second quarter 2007 and six months ended June 30, 2007, the decrease in net revenue was driven in large part by lower scan volumes, Medicare reimbursement reductions under the Deficit Reduction Act of 2005, and a net reduction in centers, offset by pricing effects of changes in modality and payor mix.

Income from operations was $1.9 million for the second quarter 2007, representing a decrease of $1.6 million, or 46.7%, from income from operations of $3.5 million for the second quarter 2006. Income from operations was $2.5 million for the six months ended June 30, 2007, representing a decrease of $6.1 million, or 71.4%, from income from operations of $8.6 million for the six months ended June 30, 2006.

Capital expenditures were $1.5 million for the second quarter 2007 compared to $5.7 million for the second quarter 2006, and $7.5 million for the six months ended June 30, 2007, compared to $11.6 million for the six months ended June 30, 2006. Cash used in operating activities was $5.6 million for the six months ended June 30, 2007, compared to cash provided by operating activities of $11.8 million for the six months ended June 30, 2006. The decrease was primarily due to an increase in the net loss of $7.2 million for the six months ended June 30, 2007 and a decrease in cash flows provided by working capital assets and liabilities.

Adjusted EBITDA, which is defined below, was $9.6 million for the second quarter 2007, a decrease of $4.0 million, or 29.3%, compared to $13.6 million for the second quarter 2006. Adjusted EBITDA was $17.9 million for the six months ended June 30, 2007, representing a decrease of $9.8 million, or 35.6%, compared to $27.7 million for the six months ended June 30, 2006.  Adjusted EBITDA, as defined by MedQuest, is net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash expenses and (e) audit committee review and other charges.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net loss, see the “Adjusted EBITDA” table at the end of this release.

Second Quarter 2007 Earnings Conference Call

MedQuest will conduct a conference call to discuss its results of operations and other related matters as disclosed in its previously filed Quarterly Report on Form 10-Q for the second quarter 2007.  The conference call is scheduled for 3:00 p.m. EDT on Friday , August 17th, 2007 and can be accessed at (866) 761-0748 (domestic) or (617) 614-2706 (international).  Interested parties should call at least ten (10) minutes prior to the call to register and should use participant passcode #53540544.  The conference call will be broadcast live, and will be available for telephonic replay at (888) 286-8010 (domestic) or (617) 801-6888 (international) with participant passcode #17305136 through Friday, August 31, 2007.

Selected Financial Data

The following tables set forth selected financial data derived from MedQuest’s unaudited financial statements filed with its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and audited financial statements filed with its Annual Report on Form 10-K for the year ended December 31, 2006.

Condensed Consolidated Balance Sheets (in thousands)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$3,015	$4,601
Patient receivables, net of allowances	29,285	24,963
Other current assets	7,361	5,000
Total current assets	39,661	34,564
Property and equipment, net	69,343	77,432
Other assets	62,567	63,438
Total assets	$171,571	$175,434

Liabilities and Stockholders’ Deficit
Other current liabilities	$30,599	$34,212
Current portions of long-term debt and capital leases	1,693	1,478
Total current liabilities	32,292	35,690
Long-term debt and capital leases	359,212	340,445
Other liabilities	11,947	10,604
Total liabilities	403,451	386,739
Redeemable preferred stock	70,000	70,000
Total stockholders’ deficit	(301,880)	(281,305)
Total liabilities and stockholders’ deficit	$171,571	$175,434

Condensed Consolidated Statement of Operations (in thousands)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenue	$63,841	$69,058	$126,674	$140,822
Costs of services	31,488	31,617	61,615	64,208
MG&A expenses	22,851	24,151	47,326	49,348
(Gain) loss on disposal of assets	208	1,372	234	1,501
Depreciation and amortization	7,440	8,438	15,035	17,149
Income from operations	1,854	3,480	2,464	8,616
Interest expense, net	11,158	10,446	21,932	20,788
Equity in earnings of unconsolidated joint ventures	(62)	(72)	(84)	(116)
Provision for income taxes	334	274	776	949
Net loss	$(9,576)	$(7,168)	$(20,160)	$(13,005)

Adjusted EBITDA

This press release contains a discussion of Adjusted EBITDA, which, according to applicable Securities and Exchange Commission (“SEC”) rules, is a “non-GAAP financial measure” of MedQuest’s historical performance that is different from measures calculated and presented in accordance with GAAP.  MedQuest defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash expenses and (e) audit committee review and other charges. Adjusted EBITDA as calculated by MedQuest is not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund MedQuest’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or MedQuest’s other financial information as determined under GAAP.

Management uses Adjusted EBITDA in its internal analysis of operating performance and monitors it to ensure compliance with certain maintenance and debt incurrence covenants under MedQuest’s senior credit facility, which is described in more detail in MedQuest’s Annual Report on Form 10-K for the year ended December 31, 2006 and other periodic reports.  Management believes that Adjusted EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of critical components of results of operations, since it allows investors to compare the company’s ongoing performance before the effect of various items that do not directly affect the company’s ongoing financial performance.  Management also believes that disclosure of Adjusted EBITDA is valuable to investors because it allows them to monitor a key component of maintenance and debt incurrence covenants that determine MedQuest’s compliance with, and its ability to incur further indebtedness under, its senior credit facility.

A reconciliation from net loss to Adjusted EBITDA, as defined by MedQuest, is shown below (in thousands):

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net loss	$(9,576)	$(7,168)	$(20,160)	$(13,005)
Interest expense, net	11,158	10,446	21,932	20,788
Provision for income taxes	334	274	776	949
Depreciation and amortization	7,440	8,438	15,035	17,149
EBITDA	9,356	11,990	17,583	25,881
Non-cash expenses(1)	232	1,523	271	1,711
Audit Committee review and other charges(2)	—	43	—	149
Adjusted EBITDA	$9,588	$13,556	$17,854	$27,741

(1)          MedQuest incurred approximately $0.2 million and $1.4 million of non-cash expenses related to the loss on disposal of assets for the second quarter 2007 and 2006, respectively. MedQuest incurred approximately $0.2 million and $1.5 million of non-cash expenses related to the loss on disposal of assets in the six months ended June 30, 2007 and 2006, respectively, the majority of which were driven by closed centers. MedQuest incurred approximately $0.0 million and $0.1 million of non-cash expenses for the second quarter of 2007 and 2006, respectively, primarily for exit activities related to closed centers. MedQuest also incurred approximately $0.0 million and $0.2 million of non-cash expenses in the six months ended June 30, 2007 and 2006, respectively, primarily for exit activities related to those closed centers.

(2)          MedQuest incurred approximately $0.1 million of non-recurring cash expenses in the six months ended June 30, 2006, related to the SEC’s formal inquiry concerning, among other things, MedQuest’s previous announcement that it expected to restate its financial statements for prior periods and its inability to timely file its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2005, which were filed in September and November 2005, respectively, and the U.S. Attorney’s Office investigation relating to the resignation of MedQuest’s former executive officers and its announcements that it expected to restate certain of its financial statements for prior periods.

About MQ Associates, Inc.

MQ Associates, Inc. is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest, Inc.  MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, bone densitometry, ultrasound and mammography.  MedQuest, Inc. operates a network of 91 centers in thirteen states located primarily throughout the southeastern and southwestern United States.

Forward-Looking Statements

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding MedQuest’s future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on MedQuest’s current expectations and are subject to a number of risks, uncertainties and assumptions.  MedQuest can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the results of the previously announced inquiry by the SEC or any other future action taken by the SEC, general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for its services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect its ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional factors and risks contained in MedQuest’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as its other periodic reports filed with the SEC.